Exhibit 99.1

15 Allstate Parkway, Suite 600, Markham, Ontario, L3R5B4, Canada
Tel: 1.416.246.9997 Fax: 1.866.280.5239 www.kalloinc.ca

Kallo MobileCareTM – Update from République De Guinée

NEW YORK, NY – USA. (October 7, 2013) Further to our press release ‘Market Response to Kallo Technology’ on June 26th, 2012, we are delighted to announce that one more of the countries that had commenced discussions with us on Kallo MobileCareTM have indicated a keen interest in finalizing a procurement contract for Kallo MobileCareTM consisting of MobileClinics, Clinical & Administrative Command Centers, Medical equipment, Medical information & connectivity solutions, Clinical education & training programs and a 5-year training & maintenance contract from Kallo Inc.

To this end, Monsieur Directeur Général de l’Administration et Controle des Grands Project (ACGP) Guinea, has confirmed receipt of our proposal and invited Kallo to Conakry - Guinea for further negotiations.

“The hospitals in Guinea are overloaded with only 44 hospitals serving a population of over 10 million, resulting in a hospital to people ratio of 1 hospital for every 232,318 Guinean citizens.  Kallo’s MobieCareTM will help alleviate the current burden on Guinea’s healthcare delivery system by providing quick healthcare access to sick people in all corners of the country.” Said Mr. John Cecil, Chairman and CEO of Kallo Inc.

Kāllo Inc., is a publicly traded company, listed on the OTC markets, (otc markets.com) stock symbol KALO.QB

Media contact:
John Cecil or Vince Leitao
416-246-9997
http://www.kalloinc.ca